Exhibit 10.6

STOCKHOLDERS’ AGREEMENT

by and among

EUROPEAN WAX CENTER, INC.

AND

THE STOCKHOLDERS NAMED HEREIN

Dated as of [______]

Exhibits and Annexes

Exhibit I	–	Company Charter
Exhibit II	–	Company By-Laws

Annex A	–	Form of Joinder Agreement
Annex B	–	Form of Spousal Consent

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [______], by and among European Wax Center, Inc., a Delaware corporation (the “Company”), and the Persons designated as “Stockholders” on the signature pages hereto (the “Stockholders”).

RECITALS

WHEREAS, pursuant to the terms of the Reorganization Agreement (the “Reorganization Agreement”), dated as of the date hereof, by and among the Company, the Stockholders and the other Persons party thereto, the parties hereto have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Definitions. As used in this Agreement, the following definitions shall apply:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no party shall be deemed to be an Affiliate of any other party or any of its Affiliates solely by virtue of such party’s ownership of Company Securities. Notwithstanding the foregoing, no Stockholder shall be considered an Affiliate of any portfolio company in which the direct or indirect equityholders of such Stockholder or any of their affiliated investment funds have made a debt or equity investment (or vice versa).

“Affiliated Transferee” means (i) in the case of any Person that is an individual, any transferee of Company Securities of such Person that is (a) a family member of such Person, (b) a trust, family-partnership or estate-planning vehicle for the benefit of such Person and/or any of such Person’s family members, (c) a charitable institution controlled by such Person and/or such Person’s family members, (d) an individual mandated under a qualified domestic relations order, (e) a legal or personal representative of such Person and/or such Person’s family member in the event of the death or disability thereof, or (f) otherwise an Affiliate of such Person or (ii) in the case of any Person that is a corporation, partnership, limited liability company or other entity, any transferee of Company Securities of such Person that is (w) a family member of the individual that controls a majority of the voting or economic interest in such Person, (x) a trust, family-partnership or estate-planning vehicle for the benefit of such individual and/or any of its family members, (y) otherwise an Affiliate of such Person or (z) in the case of a Stockholder, any investment fund managed, sponsored, controlled or advised by, or managed accounts of, GA or any of its Affiliates.

“Agreement” has the meaning set forth in the preamble.

“Amended and Restated EWC Ventures LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of EWC Ventures, dated as of the date hereof.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Change of Control” means any transaction or series of related transactions (whether by merger, consolidation, recapitalization, liquidation or sale or transfer of equity securities or assets (including equity securities of Subsidiaries) or otherwise) as a result of which any Person or group, within the meaning of Section 13(d)(3) of the Exchange Act (other than the Stockholders and their respective Affiliates, any group of which the foregoing are members and any other members of such a group), obtains ownership, directly or indirectly, of (i) equity securities of the Company that represent more than 50% of the total voting power of the outstanding capital stock of the Company or any applicable successor entity or (ii) all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“Class A Common Stock” means Class A common stock, $0.00001 par value per share, of the Company.

“Class B Common Stock” means Class B common stock, $0.00001 par value per share, of the Company.

“Common Unit” means a non-voting common limited liability company interest in EWC Ventures.

“Company” has the meaning set forth in the preamble.

“Company By-Laws” means the Amended and Restated By-Laws of the Company, a copy of which is attached hereto as Exhibit II.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, a copy of which is attached hereto as Exhibit I.

“Company Common Stock” means all classes and series of common stock of the Company, including the Class A Common Stock and Class B Common Stock.

“Company Securities” means (i) the Company Common Stock, (ii) securities then convertible into, or exercisable or exchangeable for, Company Common Stock (including Common Units and shares of Class B Common Stock exchangeable pursuant to the Exchange Agreement) and (iii) all shares of Company Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.

“Confidential Information” means any information related to the Company or its Subsidiaries that a Stockholder or its Stockholder Parties may acquire from or on behalf of the Company, other than information that (i) is already available through publicly available sources of information (other than as a result of an unauthorized disclosure by such Stockholder or its Stockholder Parties), (ii) was available to a Stockholder or its Stockholder Parties on a non-confidential basis prior to its disclosure to such Stockholder or Stockholder Party by the Company or (iii) becomes available to a Stockholder or a Stockholder Party on a non-confidential basis from a third party; provided such third party is not known by such Stockholder or Stockholder Party, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement or confidentiality obligation with the Company.

“control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“e-mail” has the meaning set forth in Section 4.10.

“EWC Ventures” means EWC Ventures, LLC, a Delaware limited liability company.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, by and among the Company, EWC Ventures and the holders of Common Units and shares of Class B Common Stock from time to time party thereto.

“family member” shall mean with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings of such person or such person's spouse, and lineal descendants of siblings of such person or such person's spouse. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

“Fund Indemnitors” has the meaning set forth in Section 3.1(b)(iii).

“GA” means General Atlantic LLC and any successor thereto.

“GA Director” has the meaning set forth in Section 2.1(a).

“Independent Director” means a director of the Company that is independent for purposes of Nasdaq Equity Rule 5605(a)(2) or the governance requirements of any other securities exchange upon which the Class A Common Stock is traded.

“IPO” means the initial public offering of Company Common Stock.

“Losses” has the meaning set forth in Section 3.1(b)(i).

“Necessary Action” means, with respect to a specified result, all actions necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Securities, whether at any annual or special meeting, by written consent or otherwise, (ii) causing the adoption of stockholders’ resolutions and amendments to organizational documents of the Company, (iii) causing members of the Board, to the extent such members were elected, nominated or designated by the Person obligated to undertake the Necessary Action, to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Registration Rights Agreement” means the Registration Rights Agreement by and among the Company and the stockholders party thereto, dated as of the date hereof.

“Reorganization Agreement” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933.

“Stockholder Indemnitee” has the meaning set forth in Section 3.1(b)(i).

“Stockholder Parties” has the meaning set forth in Section 3.5(a).

“Stockholders” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“transfer” means, any direct or indirect sale, exchange, assignment, pledge, hypothecation, mortgage, gift or other transfer, disposition or encumbrance, in each case, whether in its own right or by its representative, whether voluntary or involuntary or by operation of law, including by a direct or indirect transfer of equity, ownership or economic interests, or options, warrants or other contractual rights to acquire an equity, ownership or economic interest, in any Person.

“Unaffiliated Director” has the meaning set forth in Section 2.1(a).

Section 1.2            Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
CORPORATE GOVERNANCE

Section 2.1            The Board of Directors.

(a)           Prior to the IPO, the Company and the Stockholders shall take all Necessary Action to cause the Board to be comprised of seven (7) directors, who shall be divided into three (3) classes of directors in accordance with the terms of the Company Charter, and (i) [●] of whom shall be designated by the Stockholders (each, together with any replacement directors designated by the Stockholders in accordance with Section 2.1(b) or (c), a “GA Director”) and (ii) [●] of whom shall be an Independent Director who meets the independence criteria set forth in Rule 10A-3 under the Exchange Act (the “Unaffiliated Director”). The foregoing directors shall be divided into such classes as follows:

(i)               the initial class I directors shall be [●];

(ii)             the initial class II directors shall be [●]; and

(iii)            the initial class III directors shall be [●].

The initial term of the class I directors shall expire immediately following the Company’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the class II directors shall expire immediately following the Company’s 2023 annual meeting of stockholders at which directors are elected. The initial term of the class III directors shall expire immediately following the Company’s 2024 annual meeting at which directors are elected. For the avoidance of doubt, this Section 2.1(a) is applicable solely to the initial composition of the Board (except that (i) a director shall remain a member of the class of directors to which he or she was assigned in accordance with this Section 2.1(a) and (ii) the initial terms of each class of directors shall expire as set forth in this Section 2.1(a)).

(b)           For so long as the Stockholders beneficially own in the aggregate a number of shares of Class A Common Stock representing at least the percentage of shares of Class A Common Stock (determined on an “as-converted” basis taking into account any and all securities then convertible into, or exercisable or exchangeable for, shares of Class A Common Stock (including Common Units and shares of Class B Common Stock exchangeable pursuant to the Exchange Agreement)) issued and outstanding shown below, there shall be included in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Stockholders, that, if elected, will result in the Stockholders having the number of directors serving on the Board that is shown below.

Percent	Number of Directors
50% or greater	4
Less than 50% but greater than or equal to 30%	3
Less than 30% but greater than or equal to 15%	2
Less than 15% but greater than or equal to 10%	1

Upon any decrease in the number of directors that the Stockholders are entitled to designate for election to the Board, the Stockholders shall take all Necessary Action to cause the appropriate number of directors designated by the Stockholders to offer to tender resignation. If such resignation is then accepted by the Board, the Company and the Stockholders shall cause the authorized size of the Board to be reduced accordingly unless a majority of the Board (including, so long as the Stockholders are entitled to designate at least one director for election to the Board, at least one director designated by the Stockholders) determine not to reduce the authorized size of the Board.

(c)           Except as provided in Section 2.1(b), (i) the Stockholders shall have the exclusive right to remove its designees from the Board, and the Company shall take all Necessary Action reasonably available within its power to cause the removal of any such director at the request of the Stockholders and (ii) the Stockholders shall have the exclusive right to designate for election to the Board directors to fill vacancies created by reason of the permanent disability, death, removal or resignation of its designees to the Board, and the Company shall take all Necessary Action reasonably available within its power to cause any such vacancies to be filled by replacement directors designated by the Stockholders as promptly as reasonably practicable; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this Section 2.1(c), the Stockholders shall not have the right to designate a replacement director, and the Company and the Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by the Stockholders in excess of the number of directors that the Stockholders are then entitled to designate for membership on the Board pursuant to Section 2.1(b).

(d)           The Stockholders shall use commercially reasonable efforts to cause their designees to the Board at all times to comply with the Company’s corporate policies, including its code of ethics, and the Stockholders shall promptly remove any of their designees to the Board who fails to comply with such corporate policies (provided, that (i) the Company has provided such designees a written copy of such corporate policies reasonably in advance of the date on which such designees are obligated to comply therewith, (ii) such corporate policies apply to all members of the Board in an equal manner and do not apply differently or disproportionately to such designees as compared to each other or other members of the Board, (iii) such corporate policies are enforced by the Company against all members of the Board equally and to the same extent, (iv) such corporate policies do not conflict with or are otherwise inconsistent with any agreement entered into by the Stockholders (x) with the Company, EWC Ventures or any of EWC Ventures’ Subsidiaries in connection with the IPO, including this Agreement, or (y) with the underwriters to the IPO in connection with the IPO and (v) such corporate policies do not otherwise create any liability or obligation of such designees that is not reasonable or customary for public companies whose boards of directors include professionals from private equity firms or financial sponsors) after reasonable notice from the Company is provided to the Stockholders, and their designees are given a reasonable opportunity to comply with such corporate policies.

(e)           Except as otherwise provided in this Section 2.1, all directors of the Company shall be nominated or elected by the Board upon the recommendation of the nominating and corporate governance committee of the Board. Notwithstanding any other provision of this Section 2.1, if necessary due to requirements under applicable federal or state securities laws or the rules of The Nasdaq Stock Market (or any other securities exchange upon which the Class A Common Stock is traded), the Board shall be expanded to include additional Independent Directors to comply with such laws or rules with such Independent Directors selected in accordance with the preceding sentence.

(f)            Subject to applicable laws or the rules of The Nasdaq Stock Market (or any other securities exchange upon which the Class A Common Stock is traded), the Stockholders shall have the right to have a representative appointed to serve on each committee of the Board for so long as the Stockholders have the right to designate at least one (1) director for election to the Board.

(g)           The Company shall reimburse each Director and Unaffiliated Director for all reasonable and documented out-of-pocket costs and expenses incurred in connection with such director’s attendance or participation in the meetings of the Board or any committee of the Board, including reasonable travel, lodging and meal expenses.

Section 2.2          Major Actions.

(a)           In addition to any voting requirements contained in the Company Charter or the Company By-Laws (or similar governing documents of the Company or any of its Subsidiaries), the following actions shall not be taken by the Company or any of its Subsidiaries, directly or indirectly (including by merger, consolidation, reorganization or similar event), including any proposal by the Board to put to the vote of the stockholders of the Company with respect thereto, without the prior written consent of the Stockholders for so long as the Stockholders beneficially own shares of Class A Common Stock (determined on an “as-converted” basis taking into account any and all securities then convertible into, or exercisable or exchangeable for, shares of Class A Common Stock (including Common Units and shares of Class B Common Stock exchangeable pursuant to the Exchange Agreement)) representing at least 25% of the Class A Common Stock (determined on an “as-converted” basis taking into account any and all securities then convertible into, or exercisable or exchangeable for, shares of Class A Common Stock (including Common Units and shares of Class B Common Stock exchangeable pursuant to the Exchange Agreement)) then outstanding:

(i)           any transaction or series of related transactions involving, or entering into any agreement providing for, (a) the purchase, lease, license, exchange or other acquisition by the Company or its Subsidiaries of any assets and/or equity securities for consideration having a fair market value (as reasonably determined by the Board) in excess of $100 million and/or (b) the sale, lease, license, exchange or other disposal by the Company or its Subsidiaries of any assets and/or equity securities having a fair market value or for consideration having a fair market value (in each case as reasonably determined by the Board) in excess of $100 million; in each case, other than transactions solely between or among the Company and one or more of its direct or indirect wholly-owned Subsidiaries;

(ii)           any entry into or effectuation of a Change of Control;

(iii)           incurrence of (or extension or modification of the material terms of) any indebtedness for borrowed money (including any refinancing of existing indebtedness), assuming, guaranteeing, endorsing or otherwise as an accommodation becoming responsible for the obligations of any other Person (other than the Company or any of its Subsidiaries), or the entry into (or extension or modification any of the material terms of) any agreement under which the Company or any Subsidiary may incur indebtedness for borrowed money in the future, in each case, resulting in an aggregate principal amount in excess of $150 million other than a drawdown of amounts committed (including under a revolving facility) under a debt agreement that previously received the prior written consent of the Stockholders or that was entered into on or prior to the date hereof;

(iv)           appointment or removal of the Chief Executive Officer of the Company;

(v)           any increase or decrease in the size of the Board;

(vi)           any initiation of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding, recapitalization or reorganization involving the Company or any Subsidiary of the Company;

(vii)          any redemption, repurchase or other acquisition by the Company of its equity securities or any declaration thereof, other than (i) the redemption, repurchase or other acquisition by the Company of any equity securities of any director, officer, independent contractor or employee in connection with the termination of the employment or services of such director, officer, independent contractor or employee as contemplated by the applicable equity compensation plan or award agreement with respect to such equity securities, or (ii) pursuant to an offer made to all stockholders of the Company pro rata with respect to such equity securities (regardless of whether any or all of such stockholders elect to participate in such redemption, repurchase or other acquisition);

(viii)        any payment or declaration of any dividend or distribution on any equity securities of the Company or entering into a recapitalization transaction the primary purpose of which is to pay a dividend or distribution, other than dividends or distributions required to be made pursuant to the terms of any outstanding preferred stock of the Company;

(ix)             any entry, directly or indirectly, into a joint venture or similar business alliance involving, or entering into any agreement providing for, the investment, contribution or disposition by the Company or its Subsidiaries of assets (including stock of Subsidiaries) having a fair market value (as reasonably determined by the Board) in excess of $100 million, other than transactions solely between or among the Company and one or more of its direct or indirect wholly-owned Subsidiaries; or

(x)               any adoption, approval or issuance of any “poison pill,” stockholder or similar rights plan by the Company or its Subsidiaries or any amendment, restatement, modification or waiver of such plan after the adoption thereof has been approved by the Stockholders in accordance with this Section 2.2.

(b)           For so long as the Stockholders beneficially own any shares of Class A Common Stock (taking into account any and all securities then convertible into, or exercisable or exchangeable for, shares of Class A Common Stock (including Common Units and shares of Class B Common Stock exchangeable pursuant to the Exchange Agreement)) issued and outstanding, the Company shall not, and shall cause its Subsidiaries not to, amend (including by merger, consolidation, reorganization or similar event) the Company Charter, Company By-Laws or similar governing documents of the Company or any of its Subsidiaries if such change is adverse to the rights of the Stockholders (including, for the avoidance of doubt, the advance waiver of corporate opportunities) or agree to, enter into or adopt any plan with respect thereto without the prior approval (which approval may be in the form of an action by written consent or any other written instrument or writing) of the Stockholders.

ARTICLE III
OTHER COVENANTS AND AGREEMENTS

Section 3.1            Indemnification Agreements.

(a)           Director Indemnification. The Company has entered into and shall at all times maintain in effect an indemnification agreement with each Director, in such form as has been previously agreed to by each of the Company and such director.

(b)           Stockholder Indemnification.

(i)                 The Company agrees to indemnify and hold harmless each Stockholder, its respective directors, officers, partners, members, managers, Affiliates and controlling persons (each, an “Stockholder Indemnitee”) from and against any and all liability, including, without limitation, all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and reasonable expenses, including reasonable accountant’s and reasonable attorney’s fees and expenses (together the “Losses”), incurred by such Stockholder Indemnitee before or after the date of this Agreement to the extent arising out of, resulting from, or relating to (i) such Stockholder Indemnitee’s purchase and/or ownership of any Company Common Stock or Common Unit or (ii) any litigation to which any Stockholder Indemnitee is made a party in its capacity as a stockholder or owner of securities (or as a director, officer, partner, member, manager, Affiliate or controlling person of any Stockholder) of the Company; provided, that the foregoing indemnification rights in this Section 3.1(b)(i) shall not be available to the extent that (a) any such Losses are incurred as a result of such Stockholder Indemnitee’s willful misconduct or gross negligence; (b) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with any laws or regulations applicable to it; or (c) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law or public policy. For purposes of this Section 3.1(b)(i), none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Stockholder Indemnitee as to any previously advanced indemnity payments made by the Company under this Section 3.1(b)(i), then such payments shall be promptly repaid by such Stockholder Indemnitee to the Company. The rights of any Stockholder Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument to which such Stockholder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Section 3.1(b)(i), to the extent that any Stockholder Indemnitee is indemnified for Losses, except as set forth in Section 3.1(b)(iii), the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Stockholder Indemnitee to which such payment is made against all other Persons. Such Stockholder Indemnitee shall execute all papers reasonably required to evidence such rights. The Company will be entitled at its election to participate in the defense of any third party claim upon which indemnification is due pursuant to this Section 3.1(b)(i) or to assume the defense thereof, with counsel reasonably satisfactory to such Stockholder Indemnitee unless, in the reasonable judgment of the Stockholder Indemnitee, a conflict of interest between the Company and such Stockholder Indemnitee may exist, in which case such Stockholder Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor. Except as set forth above, should the Company assume such defense all further defense costs of the Stockholder Indemnitee in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder. The Company will not without the prior written consent of the Stockholder Indemnitee (which consent shall not be unreasonably withheld) effect any settlement of any threatened or pending third party claim in which such Stockholder Indemnitee is or could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money by the Company and includes an unconditional release of such Stockholder Indemnitee from all liability and claims that are the subject matter of such claim. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying an Stockholder Indemnitee, shall, if and to the extent permitted by law, contribute to the amount paid or payable by such Stockholder Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Stockholder Indemnitee in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

(ii)              The Company agrees to pay or reimburse the Stockholders (i) for all reasonable costs and expenses (including reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with any amendment, supplement, modification or waiver of or to any of the terms or provisions of this Agreement or any related agreements and (ii) for all costs and expenses of the Stockholders (including reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with (1) the consent to any departure by the Company or any of its Subsidiaries from the terms of any provision of this Agreement or any related agreements and (2) the enforcement or exercise by the Stockholders of any right granted to it or provided for hereunder.

(iii)            The Company hereby acknowledges that the Stockholder Indemnitee may have certain rights to advancement and/or indemnification by certain Affiliates of the Stockholder (collectively, the “Fund Indemnitors”). In all events, (i) the Company hereby agrees that it is the indemnitor of first resort (i.e., its obligation to a Stockholder Indemnitee to provide advancement and/or indemnification to such Stockholder Indemnitee are primary and any obligation of the Fund Indemnitors (including any Affiliate thereof other than the Company) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of the Fund Indemnitors to provide insurance coverage, for the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Stockholder Indemnitee are secondary and it irrevocably waives any claims against the Fund Indemnitors for contribution, subrogation, reimbursement or any other recovery of any kind for which the Company is liable pursuant to this Agreement and the Company’s by-laws or charter and (ii) if any Fund Indemnitor (or any Affiliate thereof, other than the Company) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Stockholder Indemnitee, then (x) such Fund Indemnitor (or such Affiliate, as the case may be) shall be fully subrogated to all rights of such Stockholder Indemnitee with respect to such payment and (y) the Company shall fully indemnify, reimburse and hold harmless such Fund Indemnitor (or such other Affiliate, as the case may be) for all such payments actually made by such Fund Indemnitor (or such other Affiliate, as the case may be).

Section 3.2            Company Charter; Company By-Laws; Corporate Opportunities. The Company Charter, as may be amended, supplemented and/or restated from time to time, shall provide for a renunciation of corporate opportunities presented to the Stockholders (and their respective Affiliates and director nominees) to the maximum extent permitted by Section 122(17) of the Delaware General Corporations Law and substantially on the terms and conditions set forth in Article 10 of the Company Charter as in effect on the date hereof.

Section 3.3            Conflicting Organizational Document Provisions. Each Stockholder shall vote all of its Company Securities and execute proxies or written consents, as the case may be, and shall take all Necessary Action reasonably available within their power, to ensure that the Company Charter and Company By-Laws both (i) facilitate, and do not at any time conflict with, any provision of this Agreement and (ii) permit the parties hereof to receive the benefits to which they are entitled under this Agreement. In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Company Charter and/or Company By-Laws, the Company and the Stockholders shall take all Necessary Action reasonably available within their power to amend the Company Charter and/or Company By-laws, as the case may be, to eliminate such ambiguity or conflict such that the terms of this Agreement shall prevail. The parties hereto acknowledge and agree that the Company Charter, in the form attached hereto as Exhibit I, and Company By-Laws, in the form attached hereto as Exhibit II, (x) do not conflict with any provision of this Agreement and (y) permit the parties hereof to receive the benefits to which they are entitled under this Agreement.

Section 3.4            Information Rights. So long as the Stockholders beneficially own, in the aggregate, at least five percent (5%) of the outstanding shares of Class A Common Stock (determined on an “as-converted” basis taking into account any and all securities then convertible into, or exercisable or exchangeable for, shares of Class A Common Stock (including Common Units and shares of Class B Common Stock exchangeable pursuant to the Exchange Agreement)), the Company shall provide the Stockholders or its authorized representatives with (i) reasonable access to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account, monthly management reports, operating and capital expenditure budgets, periodic information packages relating to the operations and cash flows of the Company and other records, and to discuss the Company’s or its subsidiaries’ affairs, finances and accounts with its and their officers, during normal business hours following reasonable notice and (ii) for so long as the Company is not a public reporting company, (x) an unaudited consolidated balance sheet of the Company as of the end of each completed fiscal quarter in each year following the date hereof and (y) an audited annual consolidated balance sheet of the Company as of the end of the fiscal year in each year following the date hereof and the related audited consolidated statements of income, changes in stockholders’ equity and cash flow for the fiscal years then ended, including the notes thereto.

Section 3.5            Confidentiality.

(a)           Except to the extent permitted by Section 3.5(c), each of the Stockholders shall, and shall direct those of its directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees, Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries) and other representatives (the “Stockholder Parties”) who have access to Confidential Information to (x) keep confidential and not disclose any Confidential Information and (y) use any Confidential Information solely in connection with Company matters and in connection with the maintenance of its Company Securities, in each case of clauses (x) and (y), unless:

(i)               such disclosure shall be (A) required by applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or (B) requested in the course of routine supervisory examinations or regulatory oversight by regulatory authorities not targeting the Company or the Confidential Information;

(ii)              such disclosure is reasonably required in connection with any tax audit involving the Company or any Stockholder;

(iii)            such disclosure is reasonably required in connection with any litigation against or involving the Company or any Stockholder;

(iv)             such disclosure is reasonably required in connection with any proposed transfer of all or any part of such Stockholder’s Company Securities; provided, that with respect to any such use of any Confidential Information referred to in this clause (iv), advance notice must be given to the Board so that it may require any proposed transferee that is not a Stockholder to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 3.5 (excluding this clause (iv)) prior to the disclosure of such Confidential Information;

(v)               in the case of the Stockholders, such disclosure is customary disclosure by the Stockholders and their Affiliates that are private equity or other investment funds provided to current and potential investors who are subject to customary confidentiality restrictions; or

(vi)             the Board provides its prior written consent.

(b)           In the event that any Stockholder or any Stockholder Party of such Stockholder is required to disclose any of the Confidential Information by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, such Stockholder shall use commercially reasonable efforts to provide the Company with prompt written notice (provided that no such notice shall be required in respect of disclosures requested or required in the course of routine supervisory examinations or regulatory oversight by regulatory authorities not targeting the Company or the Confidential Information) so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Stockholder shall use commercially reasonable efforts to cooperate with the Company in any effort any such Person undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 3.5, such Stockholder and its Stockholder Parties shall furnish only that portion of the Confidential Information that its or their counsel advises is legally required and shall exercise all reasonable efforts at the Company’s expense to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment. Each Stockholder shall be liable for breach of this Section 3.5 by any of its Stockholder Parties, except for Stockholder Parties that are not directors, officers or employees of such Stockholder or its Affiliates and who have agreed in writing to be directly liable to the Company for any such breach.

(c)           The Company recognizes that the GA Directors will from time to time receive Confidential Information and may share such Confidential Information with other Persons associated with the Stockholders (other than portfolio companies of Affiliates of the Stockholders). Notwithstanding anything in this Agreement to the contrary, the Company hereby irrevocably consents to such sharing. For the avoidance of doubt, each Stockholder agrees that it shall be comply with, and shall use reasonable best efforts to cause the other individuals who receive Confidential Information pursuant to this Section 3.5(c) to comply with, the provisions of Section 3.5(a) and Section 3.5(b) with respect to the Confidential Information receives pursuant to this Section 3.5(c).

Section 3.6            Transfers. If any Stockholder transfers, directly or indirectly, any Company Securities to any Affiliated Transferee of such Stockholder, such Stockholder shall, as a condition to any such transfer, require such transferee (to the extent not already a party thereto) to enter into a Joinder Agreement in the form attached hereto as Annex A to become a party to this Agreement and be deemed a “Stockholder” for all purposes herein. If any such transferee is an individual and married, such Stockholder shall, as a condition to such transfer, cause such transferee to deliver to the Company and the other Stockholders a copy of a Spousal Consent in the form attached hereto as Annex B duly executed by the spouse of such transferee.

ARTICLE IV
GENERAL

Section 4.1            Assignment. The rights and obligations hereunder shall not be assignable without the prior written consent of the Stockholders and the Company. Any attempted assignment of rights or obligations in violation of this Section 4.1 shall be null and void.

Section 4.2            Termination. If not otherwise stipulated, this Agreement shall terminate automatically (without any action by any party hereto) on the date as of when the Stockholders no longer have the right to nominate any GA Directors to the Board pursuant to Article II hereof; provided, that (i) no such termination shall relieve any party for any breach of this Agreement prior to its termination and (ii) the provisions of Section 3.5 and this Article 4 shall survive any such termination.

Section 4.3            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 4.4            Entire Agreement; Amendment; Waiver.

(a)               This Agreement sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement or any provision hereof may only be amended or modified, in whole or in part, at any time by an instrument in writing signed by the Company and the holders of a majority in interest of the voting power of the Company Securities held by all Stockholders.

(b)               No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered to the Company and the other Stockholders by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.5            Counterparts. This Agreement may be signed in any number of counterparts (including via facsimile or e-mail in.pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.6            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 4.7            Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.10 shall be deemed effective service of process on such party.

Section 4.8            Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 4.9            Specific Enforcement. The parties hereto acknowledge that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 4.10        Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be delivered in person or sent by facsimile, e-mail or nationally recognized overnight courier and shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

If to any of the Stockholders, addressed to it at:

General Atlantic LLC

55 East 52nd Street, 33rd Floor

New York, NY 10055

Attention: Christopher Lanning, Managing Director, Chief Legal Officer and General Counsel

Facsimile: (212) 759-5708

With copies (which shall not constitute actual or constructive notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attention: Matthew W. Abbott

                 John C. Kennedy

                Monica K. Thurmond

Facsimile: (212) 757-3990
E-mail: mabbott@paulweiss.com

             jkennedy@paulweiss.com

             mthurmond@paulweiss.com

If to the Company, addressed to it at:

European Wax Center, Inc.

5830 Granite Parkway, 3rd Floor

Plano, TX 75024

Attention:    Gavin O’Connor, Chief Legal Officer

With copies (which shall not constitute actual or constructive notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attention: Matthew W. Abbott

                 John C. Kennedy

                 Monica K. Thurmond

Facsimile: (212) 757-3990
E-mail: mabbott@paulweiss.com

             jkennedy@paulweiss.com

             mthurmond@paulweiss.com

or to such other address or to such other Person as either party shall have last designated by such notice to the other party.

Section 4.11        Binding Effect; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 4.14, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, each GA Director and Unaffiliated Director shall be a third party beneficiary of the provisions of Section 2.1(h) and shall be entitled to enforce such provisions directly.

Section 4.12        Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

Section 4.13        Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.14        No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, controlling person, fiduciary, agent, attorney or representative of any party hereto, or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, controlling person, fiduciary, agent, attorney or representative of any of the foregoing shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Stockholders’ Agreement to be executed by its duly authorized officers as of the day and year first above written.

COMPANY:

EUROPEAN WAX CENTER, INC.

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

STOCKHOLDERS:

GAPCO AIV INTERHOLDCO (EW), L.P.

By:	General Atlantic (SPV) GP, LLC,
its general partner

By:	General Atlantic LLC,
its sole member

By:
Name:
Title:

GA AIV-1 B INTERHOLDCO (EW), L.P.

By:	General Atlantic (SPV) GP, LLC,
its general partner

By:	General Atlantic LLC,
its sole member

By:
Name:
Title:

GENERAL ATLANTIC PARTNERS AIV (EW), L.P.

By:	General Atlantic GenPar (EW), L.P.,
its general partner

By:	General Atlantic (SPV) GP, LLC,
its general partner

By:	General Atlantic LLC,
its sole member

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

Exhibit I

Company Charter

[See attached.]

Exhibit II

Company By-Laws

[See attached.]

Annex A

FORM OF
JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Stockholders’ Agreement, dated as of [______], 2021 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Stockholders’ Agreement”) by and among European Wax Center, Inc., a Delaware corporation, the Persons designated as “Stockholders” on the signature pages thereto and any other Persons thereto or who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Stockholders’ Agreement.

By executing and delivering this Joinder Agreement to the Stockholders’ Agreement, the undersigned hereby adopts and approves the Stockholders’ Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned’s becoming the beneficial owner and/or transferee of Company Securities, to become a party as a Stockholder to, and to be bound by and comply with the provisions of, the Stockholders’ Agreement applicable to a Stockholder in the same manner as if the undersigned were an original signatory to the Stockholders’ Agreement.

The undersigned acknowledges and agrees that Article IV of the Stockholders’ Agreement is incorporated herein by reference, mutatis mutandis.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the __ day of ____________, _____.

(Signature of Stockholder Affiliated Transferee)

(Print Name of Stockholder Affiliated Transferee)

Address:

Telephone:

Facsimile:

Email:

AGREED AND ACCEPTED

as of the ____ day of ____________, _____.

EUROPEAN WAX CENTER, INC.

By:
Name:
Title:

Annex B

FORM OF
SPOUSAL CONSENT

In consideration of the execution of that certain Stockholders’ Agreement, dated as of [______], 2021, (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Stockholders’ Agreement”) by and among European Wax Center, Inc., a Delaware corporation, the Persons designated as “Stockholders” on the signature pages thereto and any other Persons thereto or who become a party thereto in accordance with the terms thereof, I, ____________________, the spouse of _____________, who is a party to the Stockholders’ Agreement, do hereby join with my spouse in executing the foregoing Stockholders’ Agreement and do hereby agree to be bound by all of the terms and provisions thereof, in consideration of the issuance, acquisition or receipt of Company Securities and all other interests I may have in the shares and securities subject thereto, whether the interest may be pursuant to community property laws or similar laws relating to marital property in effect in the state or province of my or our residence as of the date of signing this consent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

Dated as of _______ __, ____	(Signature of Spouse)

(Print Name of Spouse)